FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT to Acquire
570 Seventh Avenue in Times Square

New York, New York, October 17, 2014 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today that it has entered into an agreement to acquire 570 Seventh Avenue, an institutional-quality office property located in Times Square, Manhattan for $170.3 million, exclusive of closing costs.

570 Seventh Avenue contains approximately 170,000 rentable square feet and is currently 56% leased. The property’s largest tenants are NY Loves Us, Inc. and Klestadt & Winters, LLP. As a condition to closing, NYCR will enter into a short-term lease with the seller for 33,000 rentable square feet, which increases the property’s occupancy to approximately 76%.

“We are pleased to be purchasing 570 Seventh Avenue, located at the desirable southern edge of the Times Square Bowtie,” said Michael A. Happel, President of NYCR. “We see a very significant opportunity to add value to this property through re-tenanting the building at market rates. Moreover, we expect to renovate the lobby, reposition the retail, upgrade the office and maximize the value of the new digital signage. We are very bullish on the Times Square submarket and particularly this asset.”

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2014 or its first year of material operations. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Michael A. Happel President American Realty Capital New York City REIT, Inc. mhappel@arlcap.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer and Chief Financial Officer American Realty Capital New York City REIT, Inc. gsullivan@arlcap.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600